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                      [LETTERHEAD OF RUBEN & ARONSON, LLP]

                                                                     EXHIBIT 5.1
                                                                     -----------




                                September 23, 1999



SAF T LOK INCORPORATED
1101 Northpoint Parkway
West Palm Beach, Florida 33407

     Re:  SAF T LOK INCORPORATED ("STL")

Ladies and Gentlemen:

     You have requested our opinion with respect to the public offering and sale by certain selling securityholders (the "Selling Securityholders") of SAF T LOK INCORPORATED, a Florida corporation (the "Company"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement") of up to 1,071,000 shares of STL's Common Stock, $.01 par value per share (the "Common Stock"). Of the 1,071,000 shares of Common Stock, (i) 65,000 shares are outstanding and held by the Selling Securityholders (the "Outstanding Common Shares"), (ii) 896,000 shares (the "Debenture Shares") are issuable upon of the Company's 6% Convertible Debentures issued in July 1999 and payment of interest thereon in shares in lieu of cash, and (iii) 110,000 shares are issuable upon the exercise of a stock option (the "Option") granted to a certain Selling Securityholder (the "Option Shares").

     In connection with this opinion we have examined the 6% Convertible Debenture certificates issued by the Company on July 14, 1999, the Agency Agreement by and between the Company and Alexander Wescott & Co., Inc. ("AWC") dated April 20, 1999 and the amendments thereto, the letter Agreement by and between the Company and AWC dated July 8, 1999, the Agreement between the Company and West Worldwide Industries, Inc. and Mark Sapperstein, dated January 4, 1999, the Release executed by Lisa Broderick Fogel dated May 21, 1999, the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, records of applicable corporate proceedings of the Company and such other documents as we have deemed necessary as a basis for the opinion herein expressed. With respect to such examination we have assumed the legal capacity to sign and the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. With respect to factual matters relevant to such opinion, we have relied, without independent verification thereof, upon representations, oral and written, of appropriate executive officers, directors and responsible employees and agents of ours.

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SAF T LOK INCORPORATED
September 23, 1999
Page 2


     Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

     1. The Outstanding Common Shares are legally and validly issued, fully paid, and non-assessable.

     2. When issued and paid for in accordance with the terms of the Debentures, the Debenture Shares will be legally and validly issued, fully paid and non-assessable shares.

     3. When issued and paid for in accordance with the terms of the Option, the Option Shares will be legally and validly issued, fully paid and non-assessable shares.

     We consent to the use of our name in the Registration Statement and the related Prospectus under the caption "Legal Matters", and we consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                       Very truly yours,


                                       /s/ Ruben & Aronson, LLP
                                       ------------------------
                                       RUBEN & ARONSON, LLP



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